Exhibit 10.1

Employment Agreement

This Employment Agreement (the “Agreement”), entered into on July 11th, 2022, is made by and between Michele Welsh (the “Executive”) and Novanta Inc., a company organized under the laws of the Province of New Brunswick, Canada (“Novanta” and, together with any of its subsidiaries and Affiliates as may employ the Executive from time to time, and any successor(s) thereto, the “Company”).

RECITALS

A.The Company desires to assure itself of the services of the Executive by engaging the Executive to perform services under the terms hereof.

B.The Executive desires to provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Certain Definitions

(a)“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended from time to time.

(b)“Agreement” shall have the meaning set forth in the preamble hereto.

(c)“Annual Base Salary” shall have the meaning set forth in Section 3(a).

(d)“Annual Bonus” shall have the meaning set forth in Section 3(b).

(e)“Annual Equity Award” shall have the meaning set forth in Section 3(c).

(f)“Board” shall mean the Board of Directors of Novanta.

(g)“Bonus Payment Date” shall have the meaning set forth in Section 3(b).

(h)The Company shall have “Cause” to terminate the Executive’s employment hereunder upon:  (i) the Executive’s willful failure to substantially perform the duties set forth in this Agreement (other than any such failure resulting from the Executive’s Disability or any inability to engage in any substantial gainful activity that could reasonably be expected to result in Disability) which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (ii) the Executive’s willful failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board not inconsistent with the terms of this Agreement, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (iii) the Executive’s commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; or (iv) the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Executive’s duties and responsibilities under this Agreement.

(i)“Change in Control” shall mean and includes any of the following which occurs on or following the Effective Date:

(i)A transaction or series of transactions whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than Novanta, any of its subsidiaries, an employee benefit plan maintained by Novanta or any of its subsidiaries, a “person” or “group” who as of the Effective Date beneficially owns 5% or more of the total combined voting power of Novanta’s securities outstanding, or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, Novanta) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Novanta possessing either (A) more than 40% of the total combined voting power of Novanta’s securities outstanding immediately after such acquisition and, in connection with, and within the twelve-month period immediately following, such acquisition, new directors who constitute at least 40% of the Board (x) are nominated or designated by the acquiring “person” or related “group” of acquiring “persons” and (y) are elected by the Board or Novanta’s shareholders (disregarding, for purposes of this determination, any new directors whose election or nomination is consented to by the Executive) or (B) more than 50% of the total combined voting power of Novanta’s securities outstanding immediately following such acquisition; or

(ii)During any twelve-month period beginning on or following the Effective Date, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with Novanta to effect a transaction described in Section 1(i)(i) or Section 1(i)(iii)) whose election by the Board or nomination for election by Novanta’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the twelve-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)The consummation by Novanta (whether directly involving Novanta or indirectly involving Novanta through one or more intermediaries) of (A) a merger, consolidation, reorganization, or business combination or (B) a sale or other disposition of all or substantially all of Novanta’s assets in any single transaction or series of related transactions or (C) the acquisition of assets or stock of another entity, in each case other than a transaction which results in Novanta’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of

Novanta or the person that, as a result of the transaction, controls, directly or indirectly, Novanta or owns, directly or indirectly, all or substantially all of Novanta’s assets or otherwise succeeds to the business of Novanta (Novanta or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction; or

(iv)Novanta’s stockholders approve a liquidation or dissolution of Novanta.

(j)“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(k)“Code” shall mean the Internal Revenue Code of 1986, as amended.

(l)“Committee” shall mean, except as otherwise specified in Section 3(c), the Compensation Committee of the Board, or if no such committee exists, the Board.

(m)“Company” shall, except as otherwise provided in Section 6(j), have the meaning set forth in the preamble hereto.

(n)“Date of Termination” shall mean (i) if the Executive’s employment is terminated due to the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated due to the Executive’s Disability, the date determined pursuant to Section 4(a)(ii); or (iii) if the Executive’s employment is terminated pursuant to Section 4(a)(iii)-(vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b), whichever is earlier.

(o)“Disability” shall mean the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for (i) a continuous period of not less than ninety days or (ii) at least 180 total calendar days in any 12-month period, in each case as determined by a physician selected by the Company or its insurers and reasonably acceptable to Executive.  The Company will inform the Executive of the selection of the physician so that the Executive may consent to such selection (and the Executive’s consent shall not be unreasonably withheld).  The Executive shall be deemed to have consented to the selection of the physician if the Executive does not provide the Company with written notice objecting to such selection within five business days of the Executive being informed of the physician's selection.  If the Executive objects to such selection (and the Company determines in good faith that such objection is not unreasonable), then the Company shall select another physician pursuant to the process described in this Section 1(o).

(p)“Effective Date” shall have the meaning set forth in the preamble hereto.

(q)“Excise Tax” shall have the meaning set forth in Section 8(a).

(r)“Executive” shall have the meaning set forth in the preamble hereto.

(s)“Extension Term” shall have the meaning set forth in Section 2(b).

(t)The Executive shall have “Good Reason” to terminate the Executive’s employment hereunder within one (1) year after the occurrence of one or more of the following conditions without the Executive’s consent:  (i) a material diminution in the nature or scope of the Executive’s responsibilities, duties or authority, or a material diminution in the Executive’s title; (ii) failure of the Company to make any material payment or provide any material benefit under this Agreement; (iii) the Company’s material breach of this Agreement; or (iv) a material change in the geographic location at which the Executive must perform the Executive’s material services hereunder (which shall in no event include a relocation of the Executive’s principal place of business less than 50 miles from the Bedford Massachusetts metropolitan area); provided, however, that notwithstanding the foregoing the Executive may not resign his/her employment for Good Reason unless: (A) the Executive provides the Company with at least 30 days prior written notice of his/her intent to resign for Good Reason (which notice is provided not later than the 90th day following the Executive’s knowledge of the occurrence of the event constituting Good Reason); and (B) the Company does not remedy the alleged violation(s) within such 30-day period.

(u)“Initial Term” shall have the meaning set forth in Section 2(b).

(v)“Notice of Termination” shall have the meaning set forth in Section 4(b).

(w)“Payment” shall have the meaning set forth in Section 8(a).

(x)“Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

(y)“Proprietary Information” shall have the meaning set forth in Section 6(d).

(z)“Release” shall have the meaning set forth in Section 5(b).

(aa)“Release Expiration Date” shall have the meaning set forth in Section 23(c).

(bb)“Restricted Period” shall mean the period from the Effective Date through the first anniversary of the Date of Termination.

(cc)“Safe Harbor Amount” shall have the meaning set forth in Section 8(a).

(dd)“Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.

(ee)“Target Bonus” shall have the meaning set forth in Section 3(b).

(ff)“Tax Advisor” shall have the meaning set forth in Section 8(b).

(gg)“Term” shall have the meaning set forth in Section 2(b).

2.Employment

(a)In General.  The Company shall employ the Executive and the Executive shall enter the employ of the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b)Term of Employment.  The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on July 11, 2022 (the “Effective Date”) and ending on the first anniversary thereof, unless earlier terminated as provided in Section 4.  The Initial Term shall automatically be extended for successive one year periods (each, an “Extension Term” and, collectively with the Initial Term, the “Term”), unless either party hereto gives notice of non-extension to the other no later than 90 days prior to the expiration of the then-applicable Term.  During the Term, the Executive’s principal place of business shall be the Company’s offices in Bedford, Massachusetts.

(c)Position and Duties.  During the Term, the Executive: (i) shall serve as the General Counsel & Corporate Secretary of the Company, with responsibilities, duties and authority customary for such position, subject to direction by the Company’s Chief Executive Officer; (ii) shall report directly to the Company’s Chief Executive Officer; (iii) shall devote substantially all the Executive’s working time and efforts to the business and affairs of the Company and its subsidiaries; and (iv) agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time.  The parties acknowledge and agree that the Executive’s duties, responsibilities and authority may include services for one or more subsidiaries or Affiliates of the Company. Notwithstanding anything herein to the contrary, the Executive may, with the consent of the Company’s Chief Executive Officer, serve as a director, trustee or officer or otherwise participate in not-for-profit educational, welfare, social, religious and civic organizations to the extent that such other activities, either individually or in the aggregate, do not inhibit or interfere with the performance of the Executive's duties under this Agreement.

3.Compensation and Related Matters

(a)Annual Base Salary.  During the Term, the Executive shall receive a base salary at a rate of $350,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company, subject to review and upward adjustment by the Board in its sole discretion (the “Annual Base Salary”).

(b)Annual Bonuses.  With respect to each Company fiscal year that ends during the Term, commencing with fiscal year 2022, the Executive shall be eligible to receive an annual performance-based cash bonus (the “Annual Bonus”) which shall be payable based upon the attainment of individual and Company performance goals established by the Board in consultation with the Executive.  The terms of the Annual Bonus with respect to each fiscal year shall provide that if the Company and/or Executive attains target performance levels for an applicable fiscal year, the Executive’s Annual Bonus shall be payable in an amount equal to 60% of Annual Base Salary (the “Target Bonus”), and may, at the discretion of the Board, provide for a higher amount if performance targets are exceeded.  Each such Annual Bonus shall be payable on, or at such date as is determined by the Board within 90 days following the last day of the fiscal year with respect to which it relates.  Except as provided in Section 5, notwithstanding any other provision of this

Section 3(b), no bonus shall be payable with respect to any fiscal year unless the Executive remains continuously employed with the Company during the period beginning on the Effective Date and ending on the date of payment of such bonus (for each Annual Bonus, the “Bonus Payment Date”).  For the avoidance of doubt, the Annual Bonus for fiscal year 2022 shall not be pro-rated.

(c)Annual Equity Award.  With respect to each Company fiscal year that ends during the Term, commencing in fiscal year 2023, the Executive shall be eligible to receive an annual equity compensation award with respect to an aggregate target number of shares of Novanta common stock equal to the quotient of (i) a dollar amount determined by the Committee or the Board in its discretion, divided by (ii) the closing price per share of Novanta common stock on the grant date (each such award, an “Annual Equity Award”).  The form of each Annual Equity Award (i.e., options, restricted stock units, performance stock units or other equity-based compensation awards), and the terms and conditions of each Annual Equity Award shall be determined by the Committee or the Board in its discretion and shall be set forth in one or more written award agreements between Novanta and the Executive; provided that each Annual Equity Award shall be granted at the same time (generally, in February of the fiscal year in question) as, and, except as set forth in this Agreement, shall be subject to the same vesting schedule (including performance vesting) and other general terms and conditions as, annual equity awards made to other senior executives of the Company.  Notwithstanding anything in this Agreement to the contrary, for fiscal year 2023, it will be recommended to the Committee or the Board, as applicable, that the Executive’s Annual Equity Award have a minimum dollar amount of $640,000.

(d)Initial Equity Award.

(i)Subject to approval of the Committee or the Board, on or as soon as reasonably practicable following July 15, 2022, the Company shall grant to the Executive equity-based compensation awards with an aggregate value equal to $1,250,000.  Of such amount, $610,000 will be granted in the form of a restricted stock unit award (the “RSU Award”) and the remaining $640,000 shall be granted in the form of performance restricted stock unit award (the “PSU Award” and, together with the RSU Award, the “Award”), in each case, subject to the Executive’s continued employment through the applicable grant date.

(ii)The number of shares of Company common stock subject to each Award will be determined by dividing the applicable Award grant value by the Fair Market Value (as defined in the Company’s incentive award plan under which the Award is granted) of the Company’s common stock on the Effective Date.

(iii)Subject to the Executive’s continued service with the Company through the applicable vesting date, the RSU Award shall vest with respect to one-third (1/3) of the shares underlying the RSU Award on each of the first three anniversaries of the grant date.

(iv)Subject to the Executive’s continued service with the Company through the third anniversary of the grant date, the PSU Award shall vest 75% based on the achievement of relative total shareholder return targets determined as of such date and 25% based on the achievement of cumulative earnings per share targets determined as of such date, in each case with such targets established and achievement determined by the Committee or the Board in its sole discretion.

(v)The terms and conditions of each Award shall be set forth in one or more separate award agreement(s) in a form(s) prescribed by the Company, to be entered into by the Company and the Executive (the “Award Agreements”).  Except as otherwise specifically provided in this Agreement, each Award shall be governed in all respects by the terms of and conditions of the Company’s incentive award plan under which the Award is granted and the applicable Award Agreement.

(e)Sign-On Bonus.  In consideration for the Executive commencing employment with the Company, on the first regular payroll date following the Effective Date, the Company shall pay to the Executive a one-time cash bonus in an amount equal to $30,000, less applicable withholdings and deductions (the “Signing Bonus”).  Notwithstanding the foregoing, the Executive and the Company acknowledge and agree that the Signing Bonus will not be earned to any extent prior to the twelve (12)-month anniversary of the Effective Date and will only be earned on the twelve (12)-month anniversary of the Effective Date if the Executive remains actively employed by the Company through such anniversary.  In the event that the Executive resigns his/her employment with the Company without Good Reason or is terminated by the Company for Cause on or prior to the twelve (12)-month anniversary of the Effective Date, then the Executive hereby agrees to repay the full Signing Bonus, which repayment shall occur no later than thirty (30) days after the date of the Executive’s termination of employment with the Company.  The Executive hereby authorizes the Company to immediately offset against and reduce any amounts otherwise due to the Executive for any amounts in respect of the obligation to repay the Signing Bonus.  For the avoidance of doubt, if the Executive is terminated without Cause or resigns for Good Reason, the Executive does not have to repay any of the Signing Bonus.

(f)Relocation.  It is currently anticipated that the Executive shall relocate his/her primary residence to the Bedford, Massachusetts area on or prior to March 31, 2023 (the “Relocation Deadline”).  The Company shall reimburse the Executive for reasonable and necessary documented relocation and moving expenses incurred in connection with the Executive’s relocation described in this Section 3(f), including but not limited to reasonable and documented expenses incidental to the sale of the Executive’s primary residence and the purchase of the Executive’s primary residence in the Bedford, Massachusetts area, up to a maximum amount of $100,000 (the “Relocation Expenses”).  Such reimbursement shall be dependent upon the Executive’s submission, within thirty (30) days after such expenses are incurred, of documentation reasonably acceptable to the Company that evidences such expenses.  Reimbursement of the Relocation Expenses, if any, shall be made no later than sixty (60) days after the Company’s receipt of approved documentation.  In the event that the Executive resigns his/her employment with the Company without Good Reason or is terminated by the Company for Cause (i) on or prior to the twelve (12)-month anniversary of the Effective Date, then the Executive hereby agrees to repay in full all reimbursed Relocation Expenses, or (ii) after the twelve (12)-month anniversary of the Effective Date, but on or prior to the twenty-four (24)-month anniversary of the Effective Date, then the Executive hereby agrees to repay 50% of all reimbursed Relocation Expenses, in each case with repayment to occur no later than thirty (30) days after the date of the Executive’s termination of employment with the Company.  The Executive hereby authorizes the Company to immediately offset against and reduce any amounts otherwise due to the Executive for any amounts in respect of the obligation to repay reimbursed Relocation Expenses.  For the avoidance of doubt, if the Executive is terminated without Cause or resigns for Good Reason, the Executive does not have to repay any of the reimbursed Relocation Expenses.

(g)Benefits.  During the Term, the Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company in accordance with their terms, as in effect from time to time, and as are generally provided by the Company to its senior executive officers.

(h)Vacation; Holidays.  During the Term, the Executive shall be entitled to paid time off in accordance with the Company’s policies, as in effect from time to time, including, as of the Effective Date, the Company’s Flexible Time-Off policy, pursuant to which the Company expects the Executive to take a minimum of three (3) weeks of Flexible Time-Off each full calendar year.  Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive. Holidays shall be provided in accordance with Company policy, as in effect from time to time.  The Company reserves the right to terminate or amend its paid time off policies from time to time in its discretion.

(i)Business Expenses.  During the Term, the Company shall reimburse the Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by the Executive in the performance of the Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures.

4.Termination

.  During the Term, the Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a)Circumstances.

(i)Death.  The Executive’s employment hereunder shall terminate upon the Executive’s death.

(ii)Disability.  If the Executive incurs a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment.  In that event, the Executive’s employment with the Company shall terminate, effective on the later of the thirtieth (30th) day after receipt of such notice by the Executive or the date specified in such notice; provided that, within the thirty (30) day period following receipt of such notice, the Executive shall not have returned to full-time performance of the Executive’s duties hereunder.

(iii)Termination for Cause.  The Company may terminate the Executive’s employment for Cause.

(iv)Termination without Cause.  The Company may terminate the Executive’s employment without Cause.

(v)Resignation for Good Reason.  The Executive may resign from the Executive’s employment for Good Reason.

(vi) Resignation without Good Reason.  The Executive may resign from the Executive’s employment without Good Reason.

(b)Notice of Termination.  Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than a termination pursuant to Section 4(a)(i) above) shall be communicated by a written notice to the other party hereto (a “Notice of Termination”): (i) indicating the specific termination provision in this Agreement relied upon, (ii) except with respect to a termination pursuant to Sections 4(a)(iv) or (vi), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination which, if submitted by the Executive, shall be at least thirty (30) days following the date of such notice; provided, however, that a Notice of Termination delivered by the Company pursuant to Section 4(a)(ii) shall not be required to specify a Date of Termination, in which case the Date of Termination shall be determined pursuant to Section 4(a)(ii); and provided, further, that in the event that the Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, accelerate the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination (even if such date is prior to the date specified in such Notice of Termination).  A Notice of Termination submitted by the Company (other than a Notice of Termination under Section 4(a)(ii) above) may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion.  The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive hereunder or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder. Notwithstanding the foregoing, a termination pursuant to Section 4(a)(iii) shall be deemed to occur if following Executive’s termination of employment for any reason the Company determines that circumstances existing prior to such termination would have entitled to the Company to terminate Executive’s employment pursuant to Section 4(a)(iii).

5.Company Obligations Upon Termination of Employment

(a)In General.  Upon a termination of the Executive’s employment for any reason, (i) the Executive (or the Executive’s estate) shall be entitled to receive: (A) any portion of the Executive’s Annual Base Salary through the Date of Termination not theretofore paid, (B) any expenses owed to the Executive under Section 3(i), (C) any accrued but unused vacation pay owed to the Executive pursuant to Section 3(h), and (D) any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 3(g), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements, and (ii) unless otherwise determined by the Board, the Executive shall, effective as of the Date of Termination, resign from all positions held at the Company or any of its subsidiaries (including, without limitation, any positions as an officer or director).  Except as otherwise set forth in Section 5(b) or (c) below, the payments and benefits described in this Section 5(a) shall be the only payments and benefits payable in the event of the Executive’s termination of employment for any reason.

(b)Termination without Cause or for Good Reason.  In the event of the Executive’s termination of employment by the Company without Cause pursuant to Section

4(a)(iv) or by the Executive for Good Reason pursuant to Section 4(a)(v), in addition to the payments and benefits described in Section 5(a) above, the Company shall, subject to Section 23 and Section 5(d) and subject to Executive’s execution and non-revocation of a waiver and release of claims agreement in substantially in the form attached hereto as Exhibit A in accordance with Section 23(c) (a “Release”):

(i)Pay to the Executive an amount equal to 150% of the sum of (A) Annual Base Salary and (B) Target Bonus, in substantially equal installments during the period beginning on the Date of Termination and ending on the eighteen (18)-month anniversary of the Date of Termination in accordance with the Company’s regular payroll practice as of the Date of Termination; provided that, notwithstanding anything to the contrary in this Section 5(b)(i), if such termination of employment occurs within the twelve (12)-month period immediately following a Change in Control (and such Change in Control constitutes a “change in control event” as defined in Treasury Regulations Section 1.409A-3(i)(5)), then, in lieu of the foregoing payments set forth in this Section 5(b)(i), the Company shall pay to the Executive an aggregate amount equal to 200% of the sum of (A) Annual Base Salary and (B) Target Bonus, in substantially equal installments during the period beginning on the Date of Termination and ending on the twenty-four (24)-month anniversary of the Date of Termination in accordance with the Company’s regular payroll practice as of the Date of Termination;

(ii)Pay to the Executive an amount equal to the product of (A) the amount of the Annual Bonus that would have been payable to the Executive pursuant to Section 3(b) if the Executive was still employed as of the applicable Bonus Payment Date in respect of the fiscal year in which the Date of Termination occurs based on actual individual and Company performance goals in such year and (B) the ratio of (x) the number of days elapsed during the fiscal year during which such termination of employment occurs on or prior to the Date of Termination, to (y) 365.  Any amount payable pursuant to this Section 5(b)(ii) shall, subject to Section 23 and Section 5(d), be paid to Executive in accordance with Section 3(b) as if the Executive was still employed on the applicable Bonus Payment Date, but in no event later than the 15th day of the third month of the fiscal year immediately following the fiscal year in which the Date of Termination occurs;

(iii)Continue to provide, subject to the Executive’s valid election to continue healthcare coverage under COBRA, the Executive and the Executive’s eligible dependents with coverage under its group health plans during the period commencing on the Date of Termination and ending on the earlier of (A) the eighteen (18)-month anniversary of the Date of Termination (if such termination of employment occurs within the twelve (12)-month period immediately following a Change in Control, the twenty-four (24)-month anniversary of the Date of Termination) and (B) the first date on which the Executive is eligible for group health plan coverage from another employer or otherwise at the same levels and the same cost to the Executive as would have applied if the Executive’s employment had not been terminated based on the Executive’s elections in effect on the Date of Termination, provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover the Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof); and

(iv)Notwithstanding any provision to the contrary in any equity plan or award agreement with respect to equity awards, cause (A) with respect to all Annual Equity Awards subject to service-based vesting, each such award to become vested with respect to a prorated portion thereof based on the ratio of the number of days of employment of the Executive during the applicable service-based vesting period to the total number of days of such service-based vesting period, and (B) with respect to all Annual Equity Awards subject to performance-based vesting, each such award to continue to be eligible to become vested in accordance with its terms based on actual performance with respect to a prorated portion of such award based on the ratio of the number of days of employment of the Executive during the applicable performance period to the total number of days of such performance period; provided that, notwithstanding anything to the contrary in this Section 5(b)(iv), (x) if such termination of employment occurs during any period when the Executive is unable to engage in substantial gainful activity that may reasonably be expected to result in Disability, the Company shall, on the Date of Termination, cause (I) all Annual Equity Awards subject to service-based vesting, to become fully vested and (II) all Annual Equity Awards subject to performance-based vesting to continue to be eligible to become vested in accordance with their terms based on actual performance, and (y) if such termination of employment occurs within the twelve (12)-month period immediately following a Change in Control, the Company shall, on the Date of Termination, cause all then-outstanding equity awards granted to the Executive (including, without limitation, any Annual Equity Awards) which are not vested as of the Date of Termination to become vested for the purposes of the 2010 Incentive Award Plan or any other applicable equity plan, and any applicable award agreement(s), deeming, for purposes of awards subject to performance-based vesting, that the Company will attain “target” performance levels (or such higher performance level as expressly contemplated by the applicable award agreement in the event of such a termination).

(c)Termination due to Death or Disability.  In the event of the Executive’s termination of employment due to death pursuant to Section 4(a)(i) or by the Company due to Disability pursuant to Section 4(a)(ii), in addition to the payments and benefits described in Section 5(a) above, the Company shall, subject to Section 23 and Section 5(d) and subject (except in the case of death or a Disability so severe as to make such execution impossible) to the Executive’s execution and non-revocation of a Release in accordance with Section 23(c):

(i)Pay to the Executive an amount equal to the product of (A) the amount of the Annual Bonus that would have been payable to the Executive pursuant to Section 3(b) if the Executive was still employed as of the applicable Bonus Payment Date in respect of the fiscal year in which the Date of Termination occurs based on actual individual and Company performance goals in such year and (B) the ratio of (x) the number of days elapsed during the fiscal year during which such termination of employment occurs on or prior to the Date of Termination, to (y) 365.  Any amount payable pursuant to this Section 5(c)(i) shall, subject to Section 23 and Section 5(d), be paid to the Executive in accordance with Section 3(b) as if the Executive was still employed on the applicable Bonus Payment Date in respect of the fiscal year in which the Date of Termination occurs, but in no event later than the 15th day of the third month of the fiscal year immediately following the fiscal year in which the Date of Termination occurs; and

(ii)Notwithstanding any provision to the contrary in any equity plan or award agreement with respect to equity awards, cause (A) with respect to all Annual Equity Awards subject to service-based vesting, each such award to become fully vested, and (B) with respect to all Annual Equity Awards subject to performance-based vesting, each such award to continue to be eligible to become vested in accordance with its terms based on actual performance.

(d)Notwithstanding any other provision of this Agreement, no payment shall be made, and no acceleration of vesting shall occur, pursuant to Section 5(b) or Section 5(c) following the date the Executive first violates Section 6(a), (b), (d), or (e) if the Executive does not cure such violation within 30 days of written notice thereof.

(e)The provisions of this Section 5 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program or other arrangement maintained by the Company.

6.	Restrictive Covenants

(a)The Executive hereby agrees that the Executive shall not, at any time during the Restricted Period, directly or indirectly engage in, have any interest in (including, without limitation, through the investment of capital or lending of money or property), or manage, operate or otherwise render any services to, any Person (whether on his/her own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity) that engages in (either directly or through any subsidiary or Affiliate thereof) the business of marketing or selling any products which directly compete with the products sold by the Company but only if the Executive directly or indirectly engages in, has any interest in (including, without limitation, through the investment of capital or lending of money or property), or manages, operates or otherwise renders any services in connection with, such business (whether on his/her own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity) (a “Competing Person”).  Notwithstanding the foregoing, the Executive shall be permitted to acquire a passive stock or equity interest in such a Person; provided that such stock or other equity interest acquired is less than five percent (5%) of the outstanding interest in such Person.

(b)The Executive hereby agrees that the Executive shall not, at any time during the Restricted Period, directly or indirectly, either for himself or on behalf of any other Person, (i) recruit or otherwise solicit or induce any employee, customer or supplier of the Company to terminate its employment or arrangement with the Company, or otherwise change its relationship with the Company, or (ii) hire, or cause to be hired, any person who both (A) was employed by the Company at any time during the 180-day period before the Date of Termination and (B) was employed by the Company at the time of recruitment, solicitation, inducement or hire, or (x) with respect to any former employee of the Company who following his/her termination of employment at the Company becomes employed on a full-time basis with another employer prior to any recruitment, solicitation or inducement by the Executive (and who at the time of commencement of such other employment had no intention of becoming employed by the Executive or any Person affiliated with the Executive), at any time during the 90-day period immediately prior to recruitment, solicitation, inducement or hire thereof, or (y) with respect to any other former employee of the Company, at any time during the 180-day period immediately prior to recruitment, solicitation, inducement or hire thereof; provided, however, that any advertising or solicitation not specifically directed at the Company or any of its employees, clients or customers shall not constitute a breach of this Section 6(b) nor shall the hiring of any person pursuant to such advertising or solicitation whose annual compensation is less than $60,000 per annum.

(c)The provisions contained in Sections 6(a) and (b) may be altered and/or waived to be made less restrictive on the Executive with the prior written consent of the Board or the Committee.  Additionally, the Executive and Company acknowledge that, to the extent the Executive is bound by Rule 5.6 of the Massachusetts Rules of Professional Conduct (or any similar provision), the restrictions of this Section 6 shall not be interpreted to restrict the Executive from engaging in the practice of law, provided such engagement does not also require or permit the Executive to serve in a business, non-legal role with a Competing Person. The Executive acknowledges and agrees that certain in-house legal roles, such as Chief Legal Officer, General Counsel and Assistant General Counsel roles, are roles that innately require service in both a legal and non-legal capacity, and, therefore, the Executive expressly agrees not to be engaged in such roles for a Competing Person during the Restricted Period.

(d)Except as the Executive reasonably and in good faith determines to be desirable in the faithful performance of the Executive’s duties hereunder or required in accordance with Section 6(f), the Executive shall, during the Term and after the Date of Termination, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, for the Executive’s benefit or the benefit of any other Person, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any Person, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information.  The Executive’s obligation to maintain and not use, disseminate, disclose or publish, or use for the Executive’s benefit or the benefit of any other Person, any Proprietary Information after the Date of Termination will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of the Executive’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company.  The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(e)Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company (i) all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, and any other documents that are Proprietary Information, including all physical and digital copies thereof (the “Materials”), and (ii) all other Company property (including, without limitation, any personal computer or wireless device and related accessories, keys, credit cards and other similar items) which is in his/her possession, custody or control.

(f)The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company prompt notice thereof, and shall use reasonable best efforts, as much in advance of the return date as possible, to make available to the Company and its counsel the documents and other information sought, and shall assist (at the Company’s expense) such counsel in resisting or otherwise responding to such process.

(g)Except as required in connection with any legal dispute between the parties or as required by applicable law or legal process, during the Term and thereafter; (i) Novanta shall instruct its then-current Board members, executive officers and authorized Novanta representatives speaking on behalf of Novanta to not willfully make (or direct anyone else to make) any Disparaging remarks, comments or statements about the Executive to any other person or entity; and (ii) the Executive shall not willfully make (or direct anyone else to make) any Disparaging remarks, comments or statements about the Company (including, without limitation, its directors, officers, agents, representatives, partners, members, equity holders or Affiliates) to any other person or entity.  For purposes hereof, “Disparaging” written or oral remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.  Notwithstanding the foregoing, the Executive may make truthful statements about any Company employee to any member of the Board or his/her legal representatives and each Board member may make truthful statements about the Executive to other Board members or the Company’s legal representatives.

(h)Prior to accepting other employment or any other service relationship during the Restricted Period, the Executive shall provide a copy of this Section 6 to any recruiter who assists the Executive in obtaining other employment or any other service relationship and to any employer or other Person with which the Executive obtains future employment or any other service relationship prior to the commencement of such future employment or other service relationship.

(i)In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.  Any breach or violation by the Executive of the provisions of this Section 6 shall toll the running of any time periods set forth in this Section 6 for the duration of any such breach or violation.

(j)As used in this Section 6, the term “Company” shall include Novanta and any direct or indirect subsidiary entity thereof.

7.Injunctive Relief; Defend Trade Secrets Act.

(a)The Executive recognizes and acknowledges that a breach of the covenants contained in Section 6 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Section 6, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief (without any requirement to post a bond or other security).

(b)The Executive acknowledges that the Company has provided the Executive with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act of 2016: (i) the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Proprietary Information that is made in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Proprietary Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Proprietary Information to the Executive’s attorney and use the Proprietary Information in the court proceeding, if the Executive files any document containing the Proprietary Information under seal, and does not disclose the Proprietary Information, except pursuant to court order.

8.Parachute Payments

(a)In the event it shall be determined that (i) any payment or distribution to or for the benefit of the Executive under this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or other change in control or any person affiliated with the Company or such person (the “Payment” and collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (or any similar federal, state or local tax that may hereafter be imposed) or any interest or penalties with respect to such excise tax (collectively, such excise tax, together with any such interest or penalties, the “Excise Tax”) and (ii) the amount of all the Payments that Executive would retain after all federal, state and local income taxes, Executive’s share of employment taxes, and the Excise Tax on the Payments would be less than the amount Executive would retain after all such taxes if the total amount of the Payments were reduced to an amount equal to one dollar less than the minimum amount which would result in the Payments becoming subject to the Excise Tax (such reduced amount, the “Safe Harbor Amount”), then the total amount of the Payments that shall be payable to Executive shall be reduced to an amount equal to the Safe Harbor Amount.  The Payments shall be reduced by the Company in its reasonable discretion in the following order: (A) reduction of any cash severance payments otherwise payable to the Executive that are exempt from Section 409A, (B) reduction of any other cash payments or benefits otherwise payable to the Executive that are exempt from Section 409A, but excluding any payment attributable to the acceleration of vesting or payment with respect to any equity award that is exempt from Section 409A, (C) reduction of any other payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner that complies with Section 409A, but excluding any payment attributable to the acceleration of vesting and payment with respect to any equity award that is exempt from Section 409A, and (D) reduction of any payments attributable to the acceleration of vesting or payment with respect to any equity award that is exempt from Section 409A, in each case beginning with payments that would otherwise be made last in time.

(b)All determinations required to be made under this Section 8 shall be made in writing by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax (the “Tax Advisor”) and such determinations shall be final and binding on the Company and the Executive and detailed supporting calculations shall be provided to the Company and the Executive. The Tax Advisor shall be selected by the Company in its good faith discretion, following consultation with its independent auditors and the Executive.  Any fees incurred as a result of work performed by the Tax Advisor pursuant to this Section 8 shall be paid by the Company.

(c)For purposes of any analysis required by this Section 8, (i) the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the determination is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of the determination is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes, (ii) no portion of the Payments shall be taken into account which, in the opinion of the Tax Advisor, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including, without limitation, by reason of Section 280G(b)(4)(A) of the Code), (iii) in calculating the Excise Tax, no portion of the Payments shall be taken into account which, in the opinion of the Tax Advisor, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Payments shall be determined by the Tax Advisor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

9.Assignment and Successors

.  The Company may (a) assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and (b) may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates; provided, however, that no assignment or encumbrance pursuant to Section 9(b) shall relieve the Company of any of its obligations hereunder.  The Executive may not assign the Executive’s rights or obligations under this Agreement to any individual or entity.  This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

10.Governing Law

.  This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the Commonwealth of Massachusetts, without giving effect to any principles of conflicts of law, whether of the Commonwealth of Massachusetts or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.

11.Validity

.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.Notices

.  Any notice, request, claim, demand, document and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):

(a)If to the Company:

Novanta Inc.

125 Middlesex Turnpike

Bedford, MA 01730-1409

Attn:  Chief Human Resources Officer

Facsimile: (781) 266-5114

(b)	If to the Executive, at the Executive’s address set forth in the Company’s then-current records.

13.Counterparts

.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

14.Entire Agreement

.  The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) is intended by the parties hereto to be the final expression of their agreement with respect to the employment of the Executive by the Company and supersedes and may not be contradicted by evidence of any prior or contemporaneous agreement.  The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

15.Amendments; Waivers

.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of Novanta and approved by the Board, which expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and approved by the Board, the Executive or a duly authorized officer of Novanta may waive compliance by the other party or parties hereto with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

16.No Inconsistent Actions

.  The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement.  Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

17.Construction

.  This Agreement shall be deemed drafted equally by both of the parties hereto.  Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any party hereto shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

18.Dispute Resolution

(a)With respect to disputes and claims hereunder, each of the parties irrevocably submits to the exclusive jurisdiction of any court of competent jurisdiction sitting in Middlesex County, Massachusetts, for the purposes of any suit, action or other proceeding arising out of this Agreement, any related agreement or any transaction contemplated hereby or thereby.  Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth or described in Section 12 shall be effective service of process for any action, suit or proceeding in any court of competent jurisdiction sitting in Middlesex County, Massachusetts with respect to any matters to which it has submitted to jurisdiction in this Section 18.  Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any related document or the transactions contemplated hereby and thereby in any court of competent jurisdiction sitting in Middlesex County, Massachusetts, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b)As a specifically bargained for inducement for each of the parties hereto to enter into this Agreement (after having the opportunity to consult with counsel), each party hereto expressly waives the right to trial by jury in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby.

19.Enforcement

.  Subject to Section 6(i), if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, without limiting Section 6(i), in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

20.Withholding

.  The Company shall be entitled to withhold from any amounts payable under this Agreement, any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold.  The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

21.Absence of Conflicts; Executive Acknowledgement; Confidentiality

.  The Executive hereby represents that from and after the Effective Date the performance of the Executive’s duties hereunder will not breach any other agreement to which the Executive is a party.  The Executive acknowledges that the Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on the Executive’s own judgment.

22.Survival

.  The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued prior to such expiration or termination (including, without limitation, pursuant to the provisions of Section 6 hereof).

23.Section 409A

(a)General.  The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to the Executive under Section 409A, the Company reserves the right (without any obligation to do so or to indemnify the Executive for failure to do so) to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (ii) take such other actions as the Company determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder.  No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the Company or any of its Affiliates, employees or agents.

(b)Separation from Service under Section 409A.  Notwithstanding any provision to the contrary in this Agreement:  (i) no amount that constitutes “nonqualified deferred compensation” under Section 409A shall be payable pursuant to Section 5(b) or 5(c) unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) for purposes of Section 409A, the Executive’s right to receive installment payments pursuant to Section 5(b) or 5(c) shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation”

under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred.  The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.  The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed at the time of his/her separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (B) the date of the Executive’s death; upon the earlier of such dates, all payments deferred pursuant to this sentence shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(c)Release.  Notwithstanding anything to the contrary in this Agreement, to the extent that any payments of “nonqualified deferred compensation” (within the meaning of Section 409A) due under this Agreement as a result of the Executive’s termination of employment are subject to the Executive’s execution and delivery of a Release, (i) the Company shall deliver the Release to the Executive within seven (7) days following the Date of Termination, and (ii) if the Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes his/her acceptance of the Release thereafter, the Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release.  For purposes of this Section 23(c), “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to the Executive, or, in the event that the Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.  To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of the Executive’s termination of employment are delayed pursuant to this Section 23(c), such amounts shall be paid in a lump sum on the first payroll date to occur on or after the 60th day following the date of Executive’s termination of employment, provided that Executive executes and does not revoke the Release prior to such 60th day (and any applicable revocation period has expired).

24.Compensation Recovery Policy.  The Executive acknowledges and agrees that, to the extent the Company adopts any clawback or similar policy in connection with or otherwise as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any rules and regulations promulgated thereunder (including, without limitation, any listing rules or standards resulting therefrom), he shall, during the Term and thereafter, take all action necessary or appropriate to comply with such policy, as may be amended from time to time in the Company’s sole discretion (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy). The Executive’s obligations under this Section 24 shall survive the termination of this Agreement. For the avoidance of doubt, other than as provided in this Agreement (including, this Section 24), or as otherwise required by applicable law or by the rules of any securities exchange or automated quotation system on which shares of the Company’s capital stock are listed, quoted or traded, no vested equity award described in this Agreement shall be subject to any payment, termination or forfeiture obligation described in Section 12.5(a) of the 2010 Incentive Award Plan and the Executive shall not be required, and no award under such plan shall be conditioned on requiring Executive, to enter into any other agreement to the contrary.

25.Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

26.Conflicts. To the extent this Agreement describes equity awards that shall be issued pursuant to the 2010 Incentive Award Plan, such equity awards shall be subject to the 2010 Incentive Award Plan; provided that, in the event of a conflict between any term or provision contained herein and a term or provision of the 2010 Incentive Award Plan, the applicable term or provision of this Agreement will govern and prevail.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

COMPANY

By:  /s/ Brian S. Young

Name: Brian S. Young

Title:Chief Human Resources Officer

Signature Page to the
Employment Agreement for Michele Welsh

EXECUTIVE

By:  /s/Michele Welsh

Michele Welsh

Signature Page to the
Employment Agreement for Michele Welsh

Exhibit A

RELEASE OF CLAIMS

1.General Release.

(a)I acknowledge that my employment with Novanta Inc. (f/k/a GSI Group Inc.) (the “Company”) and all subsidiaries and affiliates thereof terminated on [_____].  I further acknowledge that the Company delivered this Release of Claims (the “Release”) to me on [_____].

(b)In exchange for the payments and benefits described in that certain Employment Agreement by and between the Company and me (the “Employment Agreement”), which I agree I am not otherwise entitled to receive absent execution and non-revocation of the Release, I and my representatives, agents, estate, heirs, successors and assigns  (“Releasors”) voluntarily agree to release and discharge the Company and its parents, affiliates, subsidiaries, predecessors, successors, assigns, plan sponsors and plan fiduciaries (and the current and former trustees, officers, directors, employees, and agents of each of the foregoing, all both individually, in their capacity acting on the Company’s behalf and in their official capacities) (collectively “Releasees”) generally from all claims, demands, actions, suits, damages, debts, judgments and liabilities of every name and nature, whether existing or contingent, known or unknown, suspected or unsuspected, in law or in equity in connection with my employment by or termination of employment with the Company, or any of my dealings, transactions or events involving the Releasees, arising on or before the date of this Release. This Release is intended by me to be all encompassing and to act as a full and total release of any claims that the Releasors may have or have had against the Releasees from the beginning of time to the date of this Release, including but not limited to all claims in contract (whether written or oral, express or implied), tort, equity and common law; any claims for wrongful discharge, breach of contract, or breach of the obligation of good faith and fair dealing; and/or any claims under any local, state or federal constitution, statute, law, ordinance, bylaw, or regulation dealing with either employment, employment discrimination, retaliation, mass layoffs, plant closings, and/or employment benefits and/or those laws, statutes or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sexual harassment, sexual orientation, national origin, ancestry, handicap or disability, veteran status or any military service or application for military service or any other category protected by law (including, without limitation, claims under the Massachusetts Fair Employment Practices Act (Mass. Gen. Laws ch. 151B, §§1-10) and the Massachusetts Wage Act (Mass. Gen. Laws ch. 149, §§ 148-150)); and any federal, state or local law or regulation concerning securities, stock, stock options or restricted or performance stock units.  This Release is for any relief, no matter how denominated, including but not limited to wages, back pay, front pay, benefits, compensatory damages, liquidated damages, punitive damages or attorney’s fees.  I also agree not to commence or cooperate in the prosecution or investigation of any lawsuit, administrative action or other claim or complaint against the Releasees, except as required by law.

(c)By this Release, I not only release and discharge the Releasees from any and all claims as stated above that the Releasors could make on my own behalf or on the behalf of others, but also those claims that might be made by any other person or organization on my behalf and I specifically waive any right to recover any damage awards as a member of any class in a case in which any claims against the Releasees are made involving any matters arising out of my employment by or termination of employment with the Company, or any of my dealings, transactions or events involving the Releasees

(d)I agree that, except for any payments or benefits set forth in Section 5 of the Employment Agreement that have not yet been paid, as applicable, the payments and benefits the Company previously provided to me are complete payment, settlement, accord and satisfaction with respect to all obligations and liabilities of the Releasees to the Releasors, and with respect to all claims, causes of action and damages that could be asserted by the Releasors against the Releasees regarding my employment or termination of employment with the Company, or any of my dealings, transactions or events involving the Releasees, including, without limitation, all claims for wages, salary, commissions, draws, car allowances, incentive pay, bonuses, business expenses, vacation, stock, stock options, restricted or performance stock units, severance pay, attorneys’ fees, compensatory damages, exemplary damages, or other compensation, benefits, costs or sums. Notwithstanding anything in this Release to the contrary, this Release shall not affect and I do not waive: (i) rights to indemnification I may have under: (A) applicable law, (B) any charter document or bylaws, (C) any agreement between me and the Company or any other Releasee, (D) as an insured under any directors’ and officers’ liability insurance policy now or previously in force, (ii) any right I may have to obtain contribution in the event of  the entry of judgment against me as a result of any act or failure act for which both I and any Releasee are jointly responsible; and (iii) my rights to vested benefits and payments under any stock options, restricted or performance stock units or other incentive plans or any agreements relating thereto (all of which are set forth in Section 5 of the Employment Agreement) or under any retirement plan, welfare benefit plan  or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with the terms and provisions thereof, or my rights as a stockholder or equity holder of the Company.

(e)I understand and agree that this Release will be binding on me and my heirs, administrators and assigns. I acknowledge that I have not assigned any claims or filed or initiated any legal proceedings against any of the Releasees.

(f)I acknowledge and agree that if any provision of this Release is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Release shall continue in full force and effect.

(g)This Release is deemed made and entered into in the Commonwealth of Massachusetts, and in all respects shall be interpreted, enforced and governed under the internal laws of the Commonwealth of Massachusetts, to the extent not preempted by federal law.

(h)Notwithstanding the comprehensive release of claims set forth in the preceding paragraphs of this Section 1, nothing in this Release shall bar or prohibit me from contacting, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable federal, state and/or local law.  However, I nevertheless will be prohibited to the fullest extent authorized by law from obtaining monetary damages in any agency proceeding in which I do so participate.

2.Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967.  Since I am 40 years of age or older, I acknowledge and agree that I have been informed that I have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (the “ADEA”) and I agree that:

(a)in consideration for the payments and benefits described in the Employment Agreement, which I am not otherwise entitled to receive absent execution and non-revocation of the Release, I specifically and voluntarily waive such rights and/or claims under the ADEA that I have or might have against the Releasees to the extent such rights and/or claims arose prior to the date I executed this Release;

(b)I understand that I am not waiving rights or claims under the ADEA which may arise after the date that I execute this Release;

(c)I have been advised to consult with or seek advice from an attorney of my choice or any other person of my choosing before executing this Release;

(d)I have been advised that I have twenty-one (21) days from the date I receive this Release (the “Consideration Period”) to review this Release and consider its terms before signing it, and I acknowledge and agree that such Consideration Period will not be affected or extended by any changes, whether material or immaterial, that might be made to this Release;

(e)in entering into this Release I am not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this Release; and

(f)I may revoke this Release for a period of seven (7) days after I sign it and all rights and obligations of both parties under this Release shall not become effective or enforceable until the date upon which the seven (7) day revocation period has expired.  For such a revocation to be effective, the Company must receive it on or before the expiration of the seven (7) day revocation period.

*  *  *  *  *

I acknowledge and agree that this Release is a legally binding document and my signature will commit me to its terms.  I acknowledge and agree that I have carefully read and fully understand all of the provisions of this Release and that I voluntarily enter into this Release by signing below.  Upon execution, I agree to deliver a signed copy of this Release to [______], [_____] of the Company.

____________________________________

Michele Welsh

Date:  _______________________________